Exhibit 99.1

Community Partners Bancorp	Media Information Contact:	William D. Moss
Two River Community Bank		President & CEO
1250 Highway 35 South		732-706-9009
Middletown, NJ 07748		wmoss@tworiverbank.com

FOR IMMEDIATE RELEASE

Two River Community Bank Appoints Chief Operating Officer

MIDDLETOWN, N.J., September 9, 2010 ― William D. Moss, President and CEO of Two River Community Bank, has announced that Robert C. Werner has been named Senior Vice President and Chief Operating Officer of the Bank.  In this capacity, Mr. Werner assumes responsibility for the day-to-day operations of the Bank, including its Information Technology, Deposit Operations, Facilities Management, Compliance and Bank Secrecy (BSA), Retail Banking and Marketing divisions.

“Rob Werner has more than 20 years of diversified managerial experience in all aspects of community banking,” Mr. Moss declared.  “We are pleased to have him as a member of our senior management team.”

Mr. Werner most recently served as Executive Vice President and Chief Operating Officer of QNB Bank, a nine-branch bank with assets in excess of $700 million.  He served that institution for more than 24 years.  Mr. Werner was also an Associate of Littlewood, Shain & Company, a bank consulting firm based in Wayne, PA, for more than six years.

Mr. Werner holds a B.A. in Economics from Villanova University, Villanova, PA.  He also completed numerous graduate-level courses from that institution.

Headquartered in Middletown, New Jersey, Two River Community Bank is a full service banking institution, operating 11 branches throughout Monmouth County and four branch locations in Union County.  The Company serves residential, commercial and private banking customers in Monmouth, Union, Ocean, and Middlesex counties.  Two River Community Bank is a wholly owned subsidiary of Community Partners Bancorp (NASDAQ:  CPBC), also headquartered in Middletown.

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